Exhibit 3.1

ARTICLES OF AMENDMENT

OF

GRIFFIN REALTY TRUST

GRIFFIN REALTY TRUST, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:               The Declaration of Trust of the Trust (the “Declaration of Trust”) is hereby amended by striking out Article II of the Declaration of Trust in its entirety and inserting in lieu thereof the following to effectuate a change in the name of the Trust:

“The name of the Trust is: Peakstone Realty Trust”

SECOND:          The Declaration of Trust is hereby amended by combining each Class T common share of beneficial interest ($0.001 par value per share), Class S common share of beneficial interest ($0.001 par value per share), Class D common share of beneficial interest ($0.001 par value per share), Class I common share of beneficial interest ($0.001 par value per share), Class E common share of beneficial interest ($0.001 par value per share), Class A common share of beneficial interest ($0.001 par value per share), Class AA common share of beneficial interest ($0.001 par value per share) and Class AAA common share of beneficial interest ($0.001 par value per share) which is issued and outstanding at the close of business on the effective date of these Articles of Amendment, into one-ninth of a common share of beneficial interest of such class, $0.009 par value per share, and any fractional common shares of beneficial interest of each such class that are outstanding as a result of the reverse share split will remain outstanding after the effective date of these Articles of Amendment.

THIRD:             The Declaration of Trust is hereby amended, effective immediately after the Effective Time (as defined below), to decrease the par value of the common shares of each class issued and outstanding immediately after the Effective Time from $0.009 per share to $0.001 per share.

FOURTH:          The Trust has a class of equity securities registered under the Securities Exchange Act of 1934, as amended.

FIFTH:               There has been no increase in the authorized shares of stock of the Trust effected by the amendments to the Declaration of Trust as set forth above.

SIXTH:             The board of trustees of the Trust, at a meeting duly noticed and held, adopted and approved the foregoing amendments by the vote required under Maryland law and the Declaration of Trust and bylaws of the Trust. The foregoing amendments set forth in above are limited to changes expressly authorized by Section 8-501(e)(2) or 8-501(f) of the Corporations and Associations Article of the Annotated Code of Maryland to be made without action by the shareholders of the Trust.

SEVENTH:        These Articles of Amendment shall become effective at 12:01 a.m. Eastern Time on March 10, 2023 (the “Effective Time”).

EIGHTH:          The undersigned Chief Executive Officer and President of the Trust acknowledges these Articles of Amendment to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President of the Trust acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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      IN WITNESS WHEREOF, the Trust has caused this amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Financial Officer and Treasurer on this 8th day of March, 2023.

ATTEST:			GRIFFIN REALTY TRUST

By:	/s/ Javier F. Bitar		By:	/s/ Michael J. Escalante
	Name:	Javier F. Bitar		Name:	Michael J. Escalante
	Title:	Chief Financial Officer and Treasurer		Title:	Chief Executive Officer and President